Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
January 12, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST ANNOUNCES ACQUISITION ACTIVITY

DENVER, CO — January 12, 2011 — Industrial Income Trust Inc. (“IIT”), an industrial real estate investment trust, announced today that on December 29, 2010 it completed the acquisition of Inland Empire Building One, a 1.3 million square foot distribution warehouse located in the Inland Empire metro area in Perris, California. The purchase price was approximately $80.0 million, and the property is 100% leased to Hanesbrands Inc., serving as Hanesbrands’ primary national distribution center.

IIT also announced that on December 30, 2010 it completed the acquisition of Baltimore Building One, a 274,000 square foot distribution warehouse located in the Brandon Woods Business Park near the Port of Baltimore, Maryland. The purchase price was approximately $16.1 million, and the property is 100% leased to Commerce LLC and serves as the national headquarters for Commerce Corporation – a leading lawn, garden and outdoor living specialty distributor.

“The Inland Empire region is strategically located near the ports of Los Angeles and Long Beach, which make up the nation’s largest port network,” said Dwight Merriman, Chief Executive Officer of IIT. “Hanesbrands has a long-term lease through 2018 with built-in rent escalations and extension options, which helps to diversify our portfolio in terms of lease rollovers while providing a steady income stream for what we believe is a stable asset in a key industrial market.”

“As an East Coast port market, the Port of Baltimore area is an important distribution hub with a growing population, attractive industry mix, and significant geographic and physical barriers to entry, including land costs,” Merriman continued. “In addition to its location near Interstate 95, the area around Baltimore Building One is serviced by CSX rail and Baltimore’s air and sea ports. We believe this will be a good foundation upon which to build out our mid-Atlantic portfolio.”

Since its first acquisition on June 30, 2010, as of December 31, 2010, IIT has acquired or entered into agreements to acquire properties with an aggregate purchase price of approximately $311.5 million comprised of 30 buildings totaling approximately 5.1 million square feet at a weighted average acquisition cap rate of approximately 7.5%. The current occupancy level for all such properties is approximately

98%, with an average remaining lease term (based on square feet) of 5.6 years. IIT has financed its acquisitions with proceeds from its common stock offering and from debt financing. Additionally, on December 23, 2010, IIT, through one of its wholly owned subsidiaries, announced it has entered into a $100.0 million line of credit agreement with JPMorgan Chase Bank, N.A., PNC Bank National Association and U.S. Bank, N.A.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning the potential acquisitions and financings, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate the acquisition and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s prospectus dated September 14, 2010, as supplemented, and IIT’s Annual Report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate the acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

#  #  #